Exhibit 99.1

Bank of South Carolina Corporation Announces First Quarter Earnings & Dividend

CHARLESTON, S.C., April 10, 2018 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $1,612,230 or $0.32 basic and diluted per share for the quarter ended March 31, 2018 – an increase of 31.49% from earnings for the quarter ended March 31, 2017 of $1,226,088 or $0.25 and $0.24 basic and diluted per share, respectively. Returns on average assets and average equity for the three months ended March 31, 2018 were 1.51% and 15.17%, respectively, compared with 2017 returns on average assets and average equity of 1.21% and 11.95%, respectively.

In addition, at its March 22, 2018 meeting, the Board of Directors of Bank of South Carolina Corporation approved a 10% stock dividend payable May 31, 2018 to shareholders of record as of April 30, 2018.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "Over the past six years, we have been able to raise our regular cash dividend four times, declare a one-time special cash dividend, and now for the second time in three years, reward our shareholders again with this ten percent stock dividend – all the while maintaining exemplary capital levels. We are grateful to our shareholders, customers and employees for staying the course as we continue on in our next thirty plus years."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina Corporation (BKSC)
Report of Earnings

	March 31,	March 31,
	2018	2017

Shares Outstanding
BKSC Common Stock	4,990,879	4,971,539

Book Value Per Share	$ 8.55	$ 8.38

Total Assets	$ 434,684,173	$ 428,796,627

3 Months Ending

Net Income	$ 1,612,230	$ 1,226,088

Basic Earnings Per Share	$ 0.32	$ 0.25

Diluted Earnings Per Share	$ 0.32	$ 0.24

Weighted Average Shares
Outstanding Basic	4,990,079	4,962,250

Weighted Average Shares
Outstanding Diluted	5,075,791	5,073,101

CONTACT: Eugene H. Walpole, IV, TELEPHONE: (843) 724-1500